Exhibit 5.1

300 North LaSalle Chicago, Illinois 60654

(312) 862-2000	Facsimile: (312) 862-2200
www.kirkland.com

December 3, 2010

Sagent Holding Co.

1901 North Roselle Road, Suite 700

Schaumburg, Illinois 60195

Ladies and Gentlemen:

We are acting as special counsel to Sagent Holding Co., a Cayman Islands company, in connection with the proposed registration by the Company (as defined below) of shares of Common Stock, par value $0.01 per share of a Delaware corporation into which the Company will convert (the “Common Stock”), including shares of its Common Stock to cover over-allotments, if any, pursuant to a Registration Statement on Form S-1 (Registration No. 333- ), originally filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2010, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be issued and sold by the Company pursuant to the Registration Statement are referred to herein as the “Shares.” The term “Company” when used in this letter with respect to events occurring prior to its reincorporation in Delaware (the “Reincorporation”), refers to Sagent Holding Co. and, when used in this letter with respect to events following the Reincorporation, refers to Sagent Pharmaceuticals, Inc. The Reincorporation will be completed prior to the completion of the public offering contemplated by the Registration Statement. This letter shall be deemed to be addressed to Sagent Pharmaceuticals, Inc. following the Reincorporation.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions adopted by the board of directors as of November 24, 2010 and approved by the stockholders of the Company on November 29, 2010 (the “Resolutions”); (ii) the Certificate of Conversion and the Certificate of Incorporation (collectively, the “Charter”) of the Company following the Reincorporation in the form included in the Resolutions; (iii) the Bylaws (the “Bylaws”) of the Company following the Reincorporation in the form included in the Resolutions; (iv) the form of underwriting agreement provided to us by counsel to the representatives of the underwriters identified in the Registration Statement (the “Underwriting Agreement”); and (v) the Registration Statement.

Hong Kong         London         Los Angeles         Munich         New York         Palo Alto         San Francisco         Shanghai         Washington, D.C.

Sagent Pharmaceuticals, Inc.

December 3, 2010

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when (i) the final Underwriting Agreement is duly executed and delivered by the parties thereto, (ii) the Registration Statement becomes effective under the Act and (iii) the Charter has been duly filed with the Secretary of State of the State of Delaware, the Shares will be duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP